EXHIBIT 99.1
                                                                    ------------

   [GRAPHIC OMITTED]
     Spectra Site
Getting Networks on Air


CONTACT:  Investor Relations Department
          919-466-5492
          investorrelations@spectrasite.com
          ---------------------------------


                SPECTRASITE REPORTS THIRD QUARTER 2004 RESULTS

CARY, NC, NOVEMBER 3, 2004 - SpectraSite, Inc. (NYSE: SSI), one of the largest wireless tower operators in the United States, today reported results for the quarter ended September 30, 2004.

The Company has designated the periods prior to January 31, 2003, as "Predecessor Company" and the periods subsequent to January 31, 2003, as "Reorganized Company." As a result of the implementation of fresh start accounting, the financial statements of the Reorganized Company are not comparable to the Predecessor Company's financial statements for prior periods.

Total revenues for the third quarter of 2004 were $91.6 million, compared to revenues of $79.5 million for the three months ended September 30, 2003. The Company's year over year increase in revenues was derived from new and amended site leasing and licensing agreements, rent escalations included in existing site leasing and licensing agreements, new sites acquired or built during the period, and increases in fee revenues. Same site year over year revenue growth for the quarter ended September 30, 2004, was $6.5 million, or 9%. During the third quarter of 2004 the Company also recognized $2.0 million of one-time deferred revenue associated with previously marketed sites owned by affiliates of SBC Communications.

Operating income for the third quarter of 2004 was $24.8 million, an increase from operating income of $15.3 million for the three months ended September 30, 2003.

Other income during the third quarter of 2004 was $27.6 million as compared to other income of $1.1 million during the third quarter of 2003. Other income items during the third quarter of 2004 primarily consisted of $27.8 million of income associated with a reduction in the Company's commitment to acquire towers under certain agreements with affiliates of SBC Communications, as further described below.

The Company's net income was $27.0 million for the third quarter of 2004 versus net income of $3.2 million during the third quarter of 2003. The Company's basic net income per share was $0.55 during the third quarter of 2004 as compared to basic net income of $0.07 per share during the three months ended September 30, 2003. The Company's diluted net income per share was $0.51 during the third quarter of 2004 as compared to diluted net income of $0.06 per share during the three months ended September 30, 2003.

Adjusted EBITDA increased to $78.7 million during the third quarter of 2004 from $41.9 million during the third quarter of 2003. Other income items in the amount of $27.6 million and non-cash compensation charges in the amount of $0.1 million are included in the Company's third quarter 2004 Adjusted EBITDA calculation. Other income items in the amount of $1.1 million are included in the Company's third quarter 2003 Adjusted EBITDA calculation.

The Company's presentation of Adjusted EBITDA is based on regulations adopted by the Securities and Exchange Commission ("SEC") related to non-GAAP financial measures. The Company defines Adjusted EBITDA for the Reorganized Company as net income (loss) before depreciation, amortization and accretion, interest, income tax expense (benefit) and, if applicable, before discontinued operations and cumulative effect of change in accounting principle. For the Predecessor Company, Adjusted EBITDA also excludes gain on debt discharge, reorganization items, and write-offs of investments in and loans to affiliates. The Company uses a different definition of Adjusted EBITDA for the fiscal periods prior to its reorganization to enable investors to view the Company's operating performance on a consistent basis before the impact of the items discussed above on the Predecessor Company. Each of these historical items was incurred prior to, or in connection with, the Company's reorganization and is excluded from Adjusted EBITDA to reflect the results of the Company's core operations. Adjusted EBITDA may not be comparable to a similarly titled measure employed by other companies and is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States.

Net cash provided by operating activities increased to $43.6 million during the third quarter of 2004 as compared to net cash provided by operating activities of $34.9 million during the third quarter of 2003. Purchases of property and equipment during the third quarter of 2004 were $10.7 million, as compared to $4.0 million during the third quarter ended September 30, 2003. Free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, during the third quarter of 2004 was $32.9 million as compared to free cash flow of $30.9 million during the third quarter of 2003.

The Company owned or operated 7,802 towers and in-building systems as of September 30, 2004.

In describing the Company's performance during the third quarter, Stephen H. Clark, President and CEO, stated, "Once again, I am delighted by our operating team's results. Our strong year over year growth reflects the attractiveness of our tower portfolio, the traction we are gaining with our in-building initiatives, and our operating team's consistent ability to execute."

SHARE REPURCHASE PROGRAM

On July 28, 2004, the Company's Board of Directors authorized the repurchase of shares of the Company's common stock up to an aggregate amount of $175 million. The Company has selected a financial institution to manage the repurchase of the Company's shares. The share repurchase is subject to prevailing market conditions and other considerations. During the three months ended September 30, 2004, the Company repurchased 735,400 shares at an average price of $43.92 per share, which includes a $0.03 per share commission. Including legal costs of $0.2 million, the Company's cost basis for these shares was an average price of $44.14 per share. The Company holds all repurchased shares as treasury stock.

NEW CREDIT FACILITY

On October 15, 2004, the Company announced that it has received commitments from a group of lenders for a new $900 million senior credit facility in advance of their efforts to syndicate the facility with a larger group of financial institutions. These commitments are subject to negotiation, execution and delivery of definitive loan documentation and various other conditions, including approval by the Company's Board of Directors. Borrowings under the new credit facility would be used to repay the existing credit facility and for general corporate purposes.

ACQUISITIONS

On August 16, 2004, the Company completed its last closing under its agreement with SBC consisting of 191 towers for total cash consideration of $50.0 million. This acquisition was 276 towers less than the potential maximum number of towers contemplated to be leased or subleased under the Company's agreement with SBC. As a result of not acquiring these remaining 276 towers, the Company recognized $27.8 million as Other income through the reversal of liabilities originally recorded for these towers. The Company's federal income tax obligation was not impacted by the recording or reversal of the liabilities related to its obligation under the SBC agreements.

2005 OUTLOOK

The Company expects 2005 site leasing and licensing revenues will be between $372 million and $382 million.

The Company expects 2005 site operations costs excluding depreciation, amortization and accretion expenses will be between $108 million and $111 million.

The Company expects 2005 selling, general and administrative expenses will be between $51 million and $53 million.

The Company expects 2005 cash interest expense to be between $35 million and $40 million.

The Company expects 2005 capital expenditures to be approximately $50 million, consisting of approximately $10 million of required capital expenditures and approximately $40 million of discretionary capital expenditures associated with various growth initiatives, including developing in-building systems, purchasing ground under certain tower assets, and upgrading certain towers.

At September 30, 2004, the Company had approximately $638 million of outstanding debt and approximately $84 million of cash on hand.

CONFERENCE CALL INFORMATION

The Company is planning to host a conference call on Thursday November 4, 2004, at 11:00 a.m. Eastern Standard Time to discuss third quarter 2004 results. Dial in information is as follows: 800-261-6483, access code 203559. A replay of the conference call will be available beginning two hours after the call has ended until November 11, 2004. The replay dial in information is as follows: (800) 642-1687, access code 203559.

NON-GAAP FINANCIAL MEASURES AND ADDITIONAL INFORMATION

ADJUSTED EBITDA. Adjusted EBITDA consists of net income (loss) before depreciation, amortization and accretion expenses, interest, income tax expenses (benefit) and, if applicable, before discontinued operations and cumulative effect of change in accounting principle. For the periods prior to January 31, 2003, Adjusted EBITDA also excludes gain on debt discharge, reorganization items, and write-offs of investments in and loans to affiliates. We use a different definition of Adjusted EBITDA for the fiscal periods prior to our reorganization to enable investors to view our operating performance on a consistent basis before the impact of the items discussed above on the Predecessor Company. Each of these historical items was incurred prior to, or in connection with, our bankruptcy and is excluded from Adjusted EBITDA to reflect, as accurately as possible, the results of our core operations. Management does not expect any of these items to have a material financial impact on our operations on a going-forward basis because none of these pre-reorganization items is expected to occur in the foreseeable future.

Adjusted EBITDA may not be comparable to a similarly titled measure employed by other companies, including companies in the tower sector, and is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States, or "GAAP."

We use Adjusted EBITDA as a measure of operating performance. Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities or other income statement or cash flow statement data prepared in accordance with GAAP.

We believe Adjusted EBITDA is useful to an investor in evaluating our operating performance because:

    o it is the primary measure used by our management to evaluate the economic productivity of our operations, including the efficiency of our employees and the profitability associated with their performance, the realization of contract revenue under our long-term contracts, our ability to obtain and maintain our customers and our ability to operate our leasing and licensing business effectively;

    o it is widely used in the wireless tower industry to measure operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets; and

    o we believe it helps investors meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results.

Our management uses Adjusted EBITDA:

    o as a measurement of operating performance because it assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results;

    o in presentations to our Board of Directors to enable it to have the same measurement of operating performance used by management;

    o for planning purposes, including the preparation of our annual operating budget;

    o for compensation purposes, including the basis for incentive quarterly and annual bonuses for certain employees, including our sales force;

    o as a valuation measure in strategic analyses in connection with the purchase and sale of assets; and

    o with respect to compliance with our credit facility, which requires us to maintain certain financial ratios based on Annualized EBITDA (as defined in our credit agreement).

There are material limitations to using a measure such as Adjusted EBITDA, including the difficulty associated with comparing results among more than one company and the inability to analyze certain significant items, including depreciation and interest expense, that directly affect our net income or loss. Management compensates for these limitations by considering the economic effect of the excluded expense items independently as well as in connection with its analysis of net income. Adjusted EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP.

Adjusted EBITDA was calculated as follows for the periods presented:

                                   REORGANIZED COMPANY
                                   -------------------
                                THREE MONTHS   THREE MONTHS
                                   ENDED          ENDED
                                SEPTEMBER 30,  SEPTEMBER 30,
                                    2004          2003
                                -------------  -------------
                                     (IN THOUSANDS)

Net income .................     $   26,964     $   3,214
Depreciation, amortization
  and accretion expenses....         26,343        25,393
Interest income.............           (427)         (143)
Interest expense............         10,063        12,563
Income tax expense..........         16,985           597
Loss (income) from
  operations of
  discontinued segment,
  net of income tax expense.             --           248
Loss (income) on disposal
  of discontinued segment...         (1,192)           --
                                 ----------     ---------
Adjusted EBITDA.............     $   78,736     $  41,872
                                 ==========     =========



FREE CASH FLOW. Free cash flow (deficit), as we have defined it, is calculated as cash provided by operating activities less purchases of property and equipment. We believe free cash flow to be relevant and useful information to our investors as this measure is used by our management in evaluating our liquidity and the cash generated by our consolidated operating businesses. Our definition of free cash flow does not take into consideration cash provided by or used for acquisitions or sales of tower assets or cash used to acquire other businesses. Additionally, our definition of free cash flow does not reflect cash used to make mandatory repayments of our debt obligations. The limitations of using this measure include the difficulty in analyzing the impact on our operating cash flow of certain discretionary expenditures, such as purchases of property and equipment and our mandatory debt service requirements. Management compensates for these limitations by analyzing the economic effect of these expenditures and asset dispositions independently as well as in connection with the analysis of our cash flow. Free cash flow reflects cash available for financing activities, to strengthen our balance sheet, or cash available for strategic investments, including acquisitions of tower assets or businesses. We believe free cash flow should be considered in addition to, but not as a substitute for, other measures of liquidity reported in accordance with GAAP. Free cash flow, as we have defined it, may not be comparable to similarly titled measures reported by other companies. Free cash flow (deficit) was calculated as follows for the periods presented:

                                REORGANIZED COMPANY
                                -------------------
                             THREE MONTHS   THREE MONTHS
                                ENDED          ENDED
                             SEPTEMBER 30,  SEPTEMBER 30,
                                 2004          2003
                             -------------  -------------
                                  (IN THOUSANDS)

Net cash provided by
  operating activities.      $   43,593       $  34,863
Less: Purchases of
  property and
  equipment............         (10,734)         (3,962)
                             ----------       ---------
Free cash flow.........      $   32,859       $  30,901
                             ==========       =========

ABOUT SPECTRASITE, INC.

SpectraSite, Inc. (www.spectrasite.com), based in Cary, North Carolina, is one of the largest wireless tower operators in the United States. At September 30, 2004, SpectraSite owned or operated approximately 10,000 revenue producing sites, including 7,802 towers and in-building systems primarily in the top 100 markets in the United States. SpectraSite's customers are leading wireless communications providers, including AT&T Wireless, Cingular, Nextel, Sprint PCS, T-Mobile and Verizon Wireless.

SAFE HARBOR

This press release and oral statements made from time to time by representatives of the Company may contain "forward-looking statements" concerning the Company's financial and operating outlook, plans and strategies, its search for a new Chief Financial Officer, its share repurchase program and the trading markets for its securities. These forward-looking statements are subject to a number of risks and uncertainties. The Company wishes to caution readers that certain factors may impact the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Such factors include, but are not limited to (i) the Company's substantial capital requirements and debt, (ii) market conditions, (iii) the Company's dependence on demand for wireless communications and related infrastructure, (iv) competition in the communications tower industry, including the impact of technological developments, (v) consolidation in the wireless industry, (vi) future regulatory actions, (vii) conditions in its operating areas and (viii) management's estimates and assumptions included in the Company's 2005 outlook. These and other important factors are described in more detail in the "Risk Factors" and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's SEC filings and public announcements. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

                                     # # #

                      SPECTRASITE, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS


                                                                               REORGANIZED COMPANY
                                                                               -------------------
                                                                      SEPTEMBER 30, 2004  DECEMBER 31, 2003
                                                                      ------------------  -----------------
                                                                         (UNAUDITED)
                                                                          (DOLLARS IN THOUSANDS, EXCEPT
                                                                                PER SHARE AMOUNTS)
                                    ASSETS
Current assets:
  Cash and cash equivalents..........................................  $      83,620        $      60,410
  Accounts receivable, net of allowance of $6,408 and $7,849,
   respectively......................................................          8,435                7,880
  Prepaid expenses and other.........................................         14,221               11,606
  Assets held for sale...............................................             --                5,737
                                                                       -------------        -------------
    Total current assets.............................................        106,276               85,633
Property and equipment, net..........................................      1,197,790            1,207,626
Customer contracts, net..............................................        153,059              179,359
Other assets.........................................................         41,179               39,990
                                                                       -------------        -------------
    Total assets..................................................... $    1,498,304        $   1,512,608
                                                                      ==============        =============


                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................................  $       4,008        $      11,482
  Accrued and other expenses.........................................         43,101               40,994
  Deferred revenue...................................................         52,146               42,831
  Liabilities under SBC agreement....................................             --               49,528
  Liabilities held for sale..........................................             --                2,903
                                                                       -------------        -------------
    Total current liabilities........................................         99,255              147,738
                                                                       -------------        -------------

Long-term portion of credit facility.................................        438,155              439,555
Senior notes.........................................................        200,000              200,000
Long-term deferred revenue...........................................         18,549               16,846
Other long-term liabilities..........................................         40,871               38,736
                                                                       -------------        -------------
    Total long-term liabilities......................................        697,575              695,137
                                                                       -------------        -------------

Stockholders' equity:
  Common stock, $0.01 par value, 250,000,000 shares authorized,
   49,436,346 and 47,750,453 issued at September 30, 2004 and
   December 31, 2003, respectively...................................            494                  478
  Additional paid-in-capital.........................................        712,692              688,941

  Treasury stock at cost (735,400 shares at September 30, 2004)......        (32,462)                  --
  Retained earnings (accumulated deficit)............................         20,750              (19,686)
                                                                       -------------        -------------
    Total stockholders' equity.......................................        701,474              669,733
                                                                       -------------        -------------
    Total liabilities and stockholders' equity.......................  $   1,498,304        $   1,512,608
                                                                       =============        =============

                      SPECTRASITE, INC. AND SUBSIDIARIES
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                       REORGANIZED COMPANY                      PREDECESSOR
                                               --------------------------------------------------------------     COMPANY
                                               THREE MONTHS     THREE MONTHS    NINE MONTHS     EIGHT MONTHS     ONE MONTH
                                                   ENDED           ENDED            ENDED           ENDED           ENDED
                                               SEPTEMBER 30,   SEPTEMBER 30,    SEPTEMBER 30,   SEPTEMBER 30,   JANUARY 31,
                                               -------------   -------------    -------------   -------------   -----------
                                                   2004             2003            2004            2003            2003
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues.....................................   $   91,608     $    79,499      $   263,609     $   208,173     $    25,626
Operating Expenses:
  Costs of operations, excluding
   depreciation, amortization and accretion
   expenses..................................       26,837          26,044           78,628          68,859           8,901
  Selling, general and administrative
   expenses..................................       13,655          12,717           39,208          33,027           4,003
  Depreciation, amortization and accretion
   expenses..................................       26,343          25,393           77,281          67,404          15,930
                                                ----------     -----------      -----------     -----------     -----------
   Total operating expenses..................       66,835          64,154          195,117         169,290          28,834
                                                ----------     -----------      -----------     -----------     -----------
Operating income (loss)......................       24,773          15,345           68,492          38,883          (3,208)
                                                ----------     -----------      -----------     -----------     -----------
Other income (expense):
  Interest income............................          427             143              956             639             137
  Interest expense...........................      (10,063)        (12,563)         (29,344)        (40,428)         (4,721)
  Gain on debt discharge.....................           --              --               --              --       1,034,764
  Other income (expense).....................       27,620           1,134           25,522          (1,936)           (493)
                                                ----------     -----------      -----------     -----------     -----------
   Total other income (expense)..............       17,984         (11,286)          (2,866)        (41,725)      1,029,687
                                                ----------     -----------      -----------     -----------     -----------
Income (loss) from continuing operations
  before income taxes........................       42,757           4,059           65,626          (2,842)      1,026,479
Income tax expense:
  Income tax - current.......................          375             597            1,086           1,270               5
  Income tax - deferred......................       16,610              --           24,829              --              --
                                                ----------     -----------      -----------     -----------     -----------
   Total income tax expense..................       16,985             597           25,915           1,270               5
                                                ----------     -----------      -----------     -----------     -----------
Income (loss) from continuing operations.....       25,772           3,462           39,711          (4,112)      1,026,474
Reorganization items:
  Adjust accounts to fair value..............           --              --               --              --        (644,688)
  Professional and other fees................           --              --               --              --         (23,894)
                                                ----------     -----------      -----------     -----------     -----------
    Total reorganization items...............           --              --               --              --        (668,582)
                                                ----------     -----------      -----------     -----------     -----------
Income (loss) before discontinued operations.       25,772           3,462           39,711          (4,112)        357,892
Discontinued operations:
   Loss from operations of discontinued
    broadcast services division, net of
    income tax expense ......................           --            (248)            (124)         (1,344)           (686)
   Income (loss) on disposal of
    discontinued segment, net of income tax
    expense..................................        1,192              --              849            (596)             --
                                                ----------     -----------      -----------     -----------     -----------
Income (loss) before cumulative effect of
  change in accounting principle.............       26,964           3,214           40,436          (6,052)        357,206
Cumulative effect of change in accounting
  principle..................................           --              --               --              --         (12,236)
                                                ----------     -----------      -----------     -----------     -----------
Net income (loss)............................   $   26,964     $     3,214      $    40,436     $    (6,052)    $   344,970
                                                ==========      ==========      ===========     ===========     ===========
Basic earnings per share:
  Income (loss) from continuing operations...   $     0.53     $      0.07      $      0.82     $     (0.09)    $      6.66
  Reorganization items.......................           --              --               --              --           (4.34)

  Discontinued operations....................         0.02              --             0.02           (0.04)             --
  Cumulative effect of change in accounting
   principle.................................           --              --               --              --           (0.08)
  Net income (loss)..........................   $     0.55      $     0.07      $      0.84     $     (0.13)    $      2.24
                                                ==========      ==========      ===========     ===========     ===========
Diluted earnings per share:
  Income (loss) from continuing operations...   $     0.49      $     0.07      $      0.76     $     (0.09)    $      6.66
  Reorganization items.......................           --              --               --              --           (4.34)
  Discontinued operations....................         0.02           (0.01)            0.02           (0.04)             --
  Cumulative effect of change in accounting
   principle.................................           --              --               --              --           (0.08)
  Net income (loss)..........................   $     0.51      $     0.06      $      0.78     $     (0.13)    $      2.24
                                                ==========      ==========      ===========     ===========     ===========

                                                                       REORGANIZED COMPANY                      PREDECESSOR
                                               --------------------------------------------------------------     COMPANY
                                               THREE MONTHS     THREE MONTHS    NINE MONTHS     EIGHT MONTHS     ONE MONTH
                                                   ENDED           ENDED            ENDED           ENDED           ENDED
                                               SEPTEMBER 30,   SEPTEMBER 30,    SEPTEMBER 30,   SEPTEMBER 30,   JANUARY 31,
                                               -------------   -------------    -------------   -------------   -----------
                                                   2004             2003            2004            2003            2003
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Weighted average common shares outstanding
  (basic)....................................       48,827          47,507           48,376          47,325         154,014
Weighted average common shares outstanding
  (diluted)..................................       52,433          51,617           52,085          47,325         154,014

                      SPECTRASITE, INC. AND SUBSIDIARIES
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       REORGANIZED COMPANY             PREDECESSOR
                                                                 -------------------------------         COMPANY
                                                                   NINE MONTHS     EIGHT MONTHS         ONE MONTH
                                                                     ENDED             ENDED              ENDED
                                                                 SEPTEMBER 30,     SEPTEMBER 30,       JANUARY 31,
                                                                      2004             2003               2003
                                                                 -------------     -------------       -----------
                                                                                  (IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss)............................................     $    40,436       $    (6,052)     $     344,970
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation...............................................          64,866            56,330             15,609
  Cumulative effect of change in accounting principle........              --                --             12,236
  Amortization of intangible assets..........................          10,218            10,041                252
  Amortization of debt issuance costs........................           3,258             3,480                425
  Amortization of asset retirement obligation................           2,197             1,756                214
  Non-cash compensation charges..............................             341                --                 --
  Write-off of debt issuance costs...........................              24             8,938                 --
  (Gain) loss on disposal of assets..........................           1,111             3,898                (84)
  Write-off of customer contracts............................             693                --                 --
  (Gain) loss on disposal of discontinued operations.........            (849)               --                 --
  Deferred income taxes......................................          24,829                --                 --

  Gain on sale of available-for-sale securities..............              --            (3,837)                --

  Gain on sale of subsidiary.................................              --              (394)                --
  Gain on debt discharge.....................................              --                --         (1,034,764)
  Adjust accounts to fair value..............................              --                --            644,688
  Changes in operating assets and liabilities, net of
   acquisitions:
    Accounts receivable......................................             (55)            1,666              5,045
    Costs and estimated earnings in excess of billings, net..              --               305               (272)
     Inventories.............................................              --               318                 (2)
    Prepaid expenses and other...............................          (6,072)           (4,679)            (2,238)
    Accounts payable.........................................          (7,717)          (17,845)            13,549
    Other liabilities........................................         (18,188)           13,497              6,264
                                                                  -----------       -----------      -------------
     Net cash provided by operating activities...............         115,092            67,422              5,892
                                                                  -----------       -----------      -------------

INVESTING ACTIVITIES
Purchases of property and equipment..........................         (27,779)          (10,143)            (2,737)
Acquisitions of towers and customer contracts................         (53,566)          (14,686)                --
Disposal of discontinued operations, net of cash sold........            (551)               --                 --
Proceeds from the sale of assets.............................           1,713            81,349                 --


Proceeds from the sale of available-for-sale securities......              --             4,970                 --

Proceeds from the sale of subsidiary.........................              --             2,053                 --
                                                                  -----------       -----------      -------------
 Net cash (used in) provided by investing activities.........         (80,183)           63,543             (2,737)
                                                                  -----------       -----------      -------------

FINANCING ACTIVITIES
Proceeds from issuance of common stock.......................          22,002             2,415                 --
Proceeds from issuance of long-term debt.....................              --           200,000                 --
Repayments of debt and capital leases........................          (1,734)         (343,389)           (10,884)
Payments received on executive notes.........................           1,425                --                 --
Debt issuance costs..........................................            (930)           (7,373)                --
Purchases of common stock....................................         (32,462)               --                 --
                                                                  -----------       -----------      -------------
  Net cash used in financing activities......................         (11,699)         (148,347)           (10,884)
                                                                  -----------       -----------      -------------
  Net increase (decrease) in cash and cash equivalents.......          23,210           (17,382)            (7,729)
Cash and cash equivalents at beginning of period.............          60,410            73,232             80,961
                                                                  -----------       -----------      -------------
Cash and cash equivalents at end of period...................     $    83,620       $    55,850      $      73,232
                                                                  ===========       ===========      =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest.......................................     $    23,056       $    19,718      $       4,265
Cash paid for income taxes...................................           2,246             1,915                  5
Tower acquisitions applied against liability under SBC
  agreement..................................................          18,478             4,538                 --

                                                                       REORGANIZED COMPANY             PREDECESSOR
                                                                 -------------------------------         COMPANY
                                                                   NINE MONTHS     EIGHT MONTHS         ONE MONTH
                                                                     ENDED             ENDED              ENDED
                                                                 SEPTEMBER 30,     SEPTEMBER 30,       JANUARY 31,
                                                                      2004             2003               2003
                                                                 -------------     -------------       -----------
                                                                                  (IN THOUSANDS)
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND
  FINANCING ACTIVITIES:
Common stock issued for deposits.............................     $        --       $        --      $         408
Interest capitalized.........................................             602                --                 --
Capital lease obligations incurred related to property and
  equipment, net.............................................             209               162                 --